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                                                                   EXHIBIT 10.25


                               SUBLEASE AGREEMENT

         THIS SUBLEASE AGREEMENT (hereinafter the "Sublease") is made as of the ________ day of _____________________________, 1996, by and between MANOR CARE,
INC. (hereinafter "Sublandlord"), a Delaware corporation having offices at 11555 Darnestown Road, Gaithersburg, Maryland 20878; and BOULEVARD MOTEL CORP., (hereinafter "Subtenant"), a Maryland corporation having offices at 10750 Columbia Pike, Silver Spring, MD 20901.

         WHEREAS, Sublandlord is the successor lessee under that certain Ground Lease dated October 29, 1963 by and between Lester S. Levy and Reuben Oppemheimer, Trustees under an Indenture of and Declaration of Trust made by Beatrice S. Levy and Pikesville Motel Corporation, as previously amended from time-to-time (the "Base Lease"), copies of which lease and amendments are attached hereto as Exhibit "A", for that certain parcel of land more particularly described on Exhibit "B" attached hereto and made a part hereof (the "Premises" or "Leased Premises").

         WHEREAS, Seller wishes to sublease, and Purchaser wishes to take and sublease the Premises subject to the conditions herein set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Sublease. Sublandlord has agreed to lease and does hereby demise and lease unto Subtenant, and Subtenant has agreed to lease and take and does hereby lease from Sublandlord, effective on the Term Commencement Date (hereinafter defined) the Leased Premises to have and to hold all of the same unto Subtenant, its successors and assigns, for the term, at the rentals, and upon the conditions hereinabove and hereinafter set forth.

         2. Consideration. In consideration for Sublandlord's subletting of the Leased Premises to Subtenant, Subtenant shall pay to Sublandlord the sum of __________________________ Dollars ($________________) (hereinafter the
"Purchase Price") to be paid as follows:

         On the "Term Commencement Date" (hereinafter defined) Subtenant shall pay to Sublandlord the Purchase Price in immediately available funds.

         3. Term. The initial term of this Sublease (hereinafter the "Initial Term"), shall commence on the date of this Sublease (hereinabove and hereinafter the "Term Commencement Date") and shall terminate on the date within is one (1) day before the expiration date of the Base Lease.

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         4. Delivery of Possession. Sublandlord shall deliver possession of the
Leased Premises to Subtenant on the Term Commencement Date.

         5. Utilities. Prior to the Term Commencement Date, Subtenant shall contact all utility companies to transfer all utilities to Subtenant's account. Subtenant shall assume the obligation for all utility payments from and after the Term Commencement Date.

         6. Rental. Subtenant covenants to pay as rent for the use and occupancy of the Leased Premises the an amount equal to all rent, additional rent, percentage rent, taxes, and all other sums due and payable by lessee under the terms of the Base Lease. Such sum shall be paid, without offset, deduction, notice or demand, to the Base Lease Landlord or to such other person or entity as the Sublandlord may hereafter require. The Rent Commencement Date shall be the same date as the Term Commencement Date. All sums due shall be paid on or before the date due under the Base Lease.

         Subtenant shall also pay as additional rent, any tax which is levied or assessed against the rental, whether the same be called a rental tax, excise tax, sales tax or otherwise, and shall reimburse Sublandlord for any such taxes which Sublandlord is required to pay, or in fact pays, but Subtenant shall not be required to pay or reimburse Sublandlord for payment of any part of Sublandlord's general state or federal income taxes. Subtenant shall be responsible for any and all other charges and expenses required to be paid by the lessee under the Base Lease, including, but not limited to, tenant dues and assessments, maintenance charges, fees for advertising and security services, and utilities.

         7. Interest on Past Due Rent. Any and all rent hereunder and other sums that may be and become due and owing from Subtenant to Sublandlord hereunder which is not paid when due shall bear interest thereafter at the lesser of eighteen percent (18%) per annum or the highest contract rate permitted by law, and Sublandlord shall be entitled to recover any costs incurred in collecting any sums due hereunder, including reasonable attorneys' fees.

         8. Effect of Base Lease. It is understood and agreed that this is a sublease and subject and subordinate in all respects to the Base Lease. All applicable terms and conditions of the Base Lease are incorporated into and made a part of this Sublease as if Sublandlord were the lessor thereunder and Subtenant were the lessee thereunder. Subtenant covenants that for and during the term of this Sublease it will, in addition to any and all other requirements of this Sublease and except to the extent otherwise specifically herein provided, be bound by, and will assume and be responsible for the prompt and faithful performance, or discharge of, each and every obligation, covenant, and agreement which by the express terms and conditions of the Base Lease and any other agreement pertaining to the Leased Premises are the responsibility of, or binding upon, the lessee thereunder. Subtenant shall not commit or suffer any act or omission that will violate any of the terms of the Base Lease. Sublandlord shall have, as against Subtenant, all of the rights granted or reserved in the Base Lease to the lessor thereunder. Subtenant shall be entitled to exercise any and all rights and/or privileges granted to the lessee

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under the Base Lease (except any option to extend the term of the Base Lease and except any rights as are personal to Sublandlord), and Sublandlord agrees to assist and cooperate with Subtenant in exercising any such rights; it being understood, however, that Sublandlord does not guarantee compliance with the terms of the Base Lease by Base Lease Lessor and shall not be liable if the Base Lease Lessor fails or refuses to performs its obligations. If the Base Lease is terminated, this Sublease shall terminate simultaneously therewith.

         9. Use. Subtenant's use of the Leased Premises shall be limited to those uses permitted under the Base Lease. In conducting its business upon the Leased Premises, Subtenant agrees to conform to all applicable lawful statutes, rules, regulations, orders, and ordinances of duly constituted governmental authority.

         10. Surrender of Possession. Subtenant shall on or before the last day of the term hereby granted or upon the sooner termination of this Sublease peaceably and quietly leave, surrender, and yield up unto Sublandlord the Leased Premises, free of subtenancies, broom clean, and in good order and condition, reasonable wear and tear excepted.

         11. Quiet Enjoyment. Sublandlord covenants and agrees that Subtenant, upon paying all rentals and other charges provided for herein, and upon observing and keeping all of the covenants, conditions, and provisions of this Sublease on its part to be observed and kept, shall lawfully and quietly hold, occupy, and enjoy the Leased Premises during the term hereof, without hindrance or molestation by or from anyone claiming by, through or under Sublandlord, subject to the terms of this Sublease, the Base Lease, and any applicable ordinances, zoning laws, rules and regulations, mortgages, encumbrances, covenants, restrictions, easements, or exception of title now or hereafter affecting the Leased Premises or now or hereafter placed on the Leased Premises by Sublandlord.

         12. Condition of Leased Premises. Subtenant accepts the Leased Premises in "AS IS" condition, it being hereby expressly understood that Sublandlord has made no representations or warranties whatsoever with respect to such Leased Premises and that Subtenant has inspected the same and is satisfied therewith. During the term of this Sublease, Subtenant, at its sole cost and expense, shall keep the Leased Premises and every part thereof, including all buildings at any time situated thereon, in a clean condition and in good repair and shall maintain the Leased Premises so that in all respects and at all times they fully comply with all lawful health and police regulations. Sublandlord makes no representations or warranties whatsoever as to the validity or enforceability of the Base Lease as against the lessor thereunder.

         13. Alterations and Additions. Subtenant may, to the extent the same is authorized by and in compliance with the terms of the Base Lease, remodel the buildings located upon the Leased Premises according to its needs. Any such alterations or additions shall be erected and finished in a good and workmanlike manner and in such manner as to comply in all respects with the rules and regulations of any state, municipal, or other governmental authority having jurisdiction thereover. Subtenant shall promptly pay for all such alterations and additions, and

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shall discharge within thirty (30) days (or such shorter period as may be provided under the Base Lease) any and all liens filed against the Leased Premises arising out of such alterations or additions and shall indemnify, defend, and hold Sublandlord harmless from any claims by any contractors, subcontractors, materialmen or workers for any amounts granted by them in connection therewith. Subtenant shall indemnify, defend, and hold Sublandlord harmless from any and all loss, damage, liability, cost, or expense incurred by reason of (i) any injury to any person or persons or property arising directly or indirectly out of such alterations or additions, or (ii) Subtenant's violation of any term of the Base Lease pertaining to alterations.

         14. Insurance. Subtenant shall carry at its own cost and expense during the entire term of this Sublease, in addition to any insurance required under the terms of the Base Lease, the following:

         a. Workers' Compensation with statutory limits and Employers' Liability insurance with a minimum limit of $100,000 per accident and per occupational disease;

         b. Comprehensive General Liability insurance including contractual, personal injury, fire legal, premises/operations, independent contractors, products liability coverage and broad form property damage liability coverage with a combined single limit of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury and property damage;

         c. All Risk Property insurance coverage, including flood and earthquake, insuring the Leased Premises and any contents of the Leased Premises, which policy shall include a replacement cost endorsement (whereby the insurer will be obligated to pay the full cost of repair or replacement) with $300,000 minimum limits as to contents. The loss proceeds of this policy shall be payable to Sublandlord, Subtenant, and the Base Lease Landlord as their interests may appear. Such policy shall contain a provision that such policy shall be primary and non-contributory with respect to any policies carried by Sublandlord and that any coverage carried by Sublandlord shall be excess insurance, and shall not be subject to any contribution of "other insurance clauses" in Subtenant's policy;

         d. Liquor Liability insurance with a minimum limit of Five Million Dollars ($5,000,000) per occurrence; and,

         e. Such additional amounts or types of insurance as Sublandlord may from time to time reasonably require.

         Any such policies shall be with insurers acceptable to Sublandlord and policies shall include a provision for thirty (30) days' advance written notice to Sublandlord in the event of any material change or cancellation of said insurance. Prior to the commencement of the term hereof, Subtenant shall deliver to Sublandlord a certificate of insurance showing such insurance (as well as any other insurance required by the Base Lease) to be in effect and naming the Base Lease Landlord, and Sublandlord, its parent and affiliated companies, their respective officers, directors, employees and agents as additional insureds thereon. Such insurance shall be provided by insurers acceptable to Sublandlord. At all times thereafter Subtenant shall assure that Sublandlord has in its possession current certificates of insurance evidencing that the coverages required by this Article are in full force and effect. Renewals of such certificates of insurance shall be delivered to Sublandlord within fifteen (15) days of the expiration date of any policy

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shown on such certificate. Subtenant covenants and agrees not to do or permit anything that would increase Sublandlord's insurance rates, conflict with fire laws or regulations or with regulations or conditions of any insurance company, or local, state, municipal or federal laws or regulations. If Subtenant's acts or omissions cause Sublandlord's rates to increase, Subtenant shall be responsible for the amount of such increase as additional rent.

         15. Waiver of Recovery; Limitation of Liability. Subtenant hereby agrees to waive its right of recovery against Sublandlord and Base Lease Lessor for loss or damage to Subtenant's buildings, contents, equipment, improvements, or other property whatsoever. It is the intent of this provision that Subtenant shall rely solely on its own property insurance policies. If any of Subtenant's property insurance policies require an endorsement to affect a waiver of subrogation, Subtenant shall cause them to be so endorsed. This paragraph does not apply to any act or omission performed by any officer, director, agent, employee and/or servant of Sublandlord while such individual is on the Leased Premises.

         If Sublandlord, its employees, officers, directors or agents are ordered to pay Subtenant a money judgment because of Sublandlord's default, then Subtenant's sole remedy to satisfy the judgment shall be: (i) Landlord's leasehold interest in the Base Lease Premises including the rental income and proceeds from sale; and (ii) any insurance or condemnation proceeds received, if any, because of damage or condemnation to, or of, the Base Lease Premises that are available for use by Sublandlord.

         16. Default.

             a. If (i) Subtenant defaults in the payment of any installment of rent, percentage rent, or additional rent due hereunder, and such default continues for ten (10) days (or, if less, the cure period provided in the Base Lease minus three (3) days) after written notice thereof to Subtenant (provided that if Sublandlord has served two (2) or more notices of default and opportunities to correct for the same, similar, or different defaults within any twelve (12) month period, then no opportunity to correct need be given); or (ii) Subtenant defaults in any of the covenants, agreements, conditions, or undertakings herein contained to be kept, observed, and performed by Subtenant other than the payment of rent or any part thereof when due, and such default continues for thirty (30) days (or, if less, the cure period provided in the Base Lease minus three (3) days) after written notice thereof to Subtenant (provided that if Sublandlord has served two (2) or more notices of default and opportunities to correct for the same, similar, or different defaults within any twelve (12) month period, then no opportunity to correct need be given); or
(iii) proceedings in bankruptcy or for liquidation, reorganization, or rearrangement of Subtenant's affairs are instituted by or against Subtenant and if not dismissed within sixty (60) days; or (iv) a receiver or trustee is appointed for all or substantially all of Subtenant's business or assets on the grounds of Subtenant's insolvency; or (v) a trustee is appointed for Subtenant after a petition has been filed for Subtenant's reorganization under the Bankruptcy Act of the United States; or (vi) Subtenant makes an assignment for the benefit of its creditors; or (vii) Subtenant vacates or abandons the Leased Premises; or (viii) any other event occurs which is an event of default under the terms of the Base Lease; then in any of the above events, Sublandlord,

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at its election, may declare the term of this Sublease ended and, to the extent permitted by law, either with or without process of law, re-enter, expel, remove, and put out Subtenant and all persons occupying the Leased Premises under Subtenant, using such reasonable force as may be necessary in so doing, and repossess and enjoy the Leased Premises. Such reentry and repossession shall not work a forfeiture of the rents to be paid and the covenants to be performed by Subtenant during the full term of this Sublease.

         b. Upon termination of the Sublease by reason of the happening of any of the events hereinabove described, or in the event of the termination of the Sublease or right to possession or both, as the case may be, by summary dispossession proceedings or under any provision of law now or at any time hereafter in force, by reason of or based upon or arising out of a default under or breach of the Sublease on the part of Subtenant, or upon Sublandlord recovering possession of the Leased Premises under any of the foregoing circumstances whatsoever, whether with or without legal proceedings, by reason of or based upon or arising out of a default under or breach of the Sublease on the part of Subtenant, Sublandlord may, at its option, at any time and from time to time, relet the Leased Premises or any part or parts thereof for the account of Subtenant or otherwise and receive and collect the rents therefor, applying the same first to the payment of such expenses as Sublandlord may have incurred in recovering possession of the Leased Premises, including (i) legal expenses and attorneys' fees, (ii) expenses of putting the Leased Premises into good order or condition or preparing or altering the same for re-rental, and (iii) expenses, commissions, and charges paid, assumed, or incurred by Sublandlord in and about the reletting of the Leased Premises, and then to the fulfillment of the covenants of Subtenant hereunder. Any such reletting herein provided for may be for the remainder of the Sublease term or for a longer or shorter period.

         c. In any case of reletting and whether or not the Leased Premises or any part thereof be relet, Subtenant shall pay to Sublandlord the rent and all other charges required to be paid by Subtenant up to the time of such termination of the Sublease, or of such recovery of possession of the Leased Premises by Sublandlord, as the case may be; and thereafter Subtenant covenants and agrees, if required by Sublandlord, to pay to Sublandlord until the end of the Sublease term the equivalent of the amount of all the rent reserved herein and all other charges required to be paid by Subtenant less the net proceeds of reletting, if any, and the same shall be due and payable by Subtenant to Sublandlord on each of the days rent payments are payable hereunder. In any of the circumstances hereinabove mentioned in which Sublandlord shall have the right to hold Subtenant liable, upon the several rent days herein specified, to pay Sublandlord the equivalent of the amount of all the rent and all other charges required to be paid by Subtenant less the net proceeds of reletting, if any, Sublandlord shall have the option instead of holding Subtenant so liable, forthwith to recover against Subtenant, as damages for the loss of the benefit of its bargain and not as a penalty, an aggregate sum which, at the time of such termination of the Sublease, or of such recovery of possession of the Leased Premises by Sublandlord, as the case may be, represents the then present worth of the excess, if any, of the aggregate of the rent and all other charges payable by Subtenant hereunder that would have accrued for the balance of the term over the aggregate rental value of the Leased Premises for the balance of such term.

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         d. Subtenant waives any right to trial by jury of any issue(s) in a summary proceeding or any other suit, action, proceeding or counterclaim at any time brought or instituted by or against the other with respect to or involving the Leased Premises or any matter arising under or connected with this Sublease.

         e. Sublandlord shall not be deemed to be in default under this Lease unless and until Lessee has given written notice to Sublandlord of any such default by Sublandlord and Sublandlord has failed to cure such default within sixty (60) days after Lessor received notice thereof, provided, however, that if the nature of Sublandlord's default is such that more than thirty (30) days are reasonably required for a cure, then Sublandlord shall not be deemed to be in default if Sublandlord commences such cure within the sixty (60) day period and thereafter diligently prosecutes the cure to completion.

         f. Any and all remedies available to Sublandlord under this Sublease:
(i) shall be in addition to any and all other remedies Sublandlord may have at law or in equity, (ii) shall be in addition to any and all other remedies Sublandlord may have under the terms of the Base Lease, (iii) shall be cumulative, and (iv) may be pursued successively or concurrently as Sublandlord may elect. The exercise or any remedy by Sublandlord shall not be deemed an election of remedies or preclude Sublandlord from exercising any other remedies in the future.

         17. Sublandlord's Right to Cure. If Subtenant fails to perform any of its obligations hereunder or required under the Base Lease to be performed by the lessee thereunder, Sublandlord, at its option, may (but shall not be required to) do the same or cause the same to be done. In addition to any and all rights and remedies of Sublandlord, the cost incurred by Sublandlord in connection with such performance by Sublandlord shall be additional rental due from Subtenant to Sublandlord, together with interest thereon at the rate of the lesser of eighteen percent (18%) per annum or the highest contract rate permitted by law.

         18. Sublandlord's Right to Inspect. Sublandlord and its agents shall have access to the Leased Premises at all reasonable times for the purposes of inspecting the Leased Premises upon reasonable notice to Subtenant.

         19. Indemnification. If Sublandlord shall be subject to any claim, demand, liability, cost, expense or penalty (including, but not limited to, liability and/or claims of any kind for loss or damage to property or for any injury to or death of any person) or become a party to any suit or claim by reason of any act or omission by Subtenant, its employees or agents, or by reason of Subtenant's use and/or occupancy of the Leased Premises, or by reason of any act occurring in, on or about the Leased Premises, or by reason of any act or omission or negligence with respect to Subtenant's operation of its business, or by reason of a breach or default by Subtenant under the terms of this Sublease, Subtenant shall indemnify and hold Sublandlord harmless against all claims, liabilities, judgments, settlements, penalties, losses, damages and expenses of any kind (including but not limited to reasonable attorneys' fees, court costs, and other expenses of litigation or administrative proceedings) incurred by or imposed upon Sublandlord in connection

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with such claim or litigation or administrative proceeding, and, at the election of Sublandlord, Subtenant shall also defend Sublandlord, using an attorney acceptable to Sublandlord.

         Subtenant shall also pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by Sublandlord in enforcing any of the covenants and agreements of this Sublease. All such costs, expenses, and attorneys' fees shall, if paid by Sublandlord, together with any interest thereon, be additional rent due on the next rent date after such payment or payments.

         20. Assignment and Subletting. Subtenant may not assign this Sublease or sublet the Leased Premises or any part thereof, permit the sale or transfer of its interest herein by legal process or otherwise, including the sale of stock, or enter into an agreement for the management of its business upon the Leased Premises without the prior written consent of Sublandlord which consent shall not be unreasonably withheld (and of Base Lease Lessor to the extent required under the terms of the Base Lease). Any consent to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Upon any assignment, such assignee shall by an instrument in writing assume and agree to perform the terms hereof and Subtenant shall promptly deliver a copy thereof to Sublandlord, and upon any sublease, such subtenant shall acknowledge the existence of the Base Lease and this Sublease and shall covenant not to do or permit to be done anything that would constitute a breach thereof, and Subtenant shall promptly deliver a copy of any such Sublease to Sublandlord.

         21. Holding Over. Subtenant shall not hold over beyond the expiration or sooner termination of the term hereof. If nevertheless there be any holding over by Subtenant, such shall give rise to a tenancy at the sufferance of Sublandlord upon the same conditions as are provided for herein but with a monthly rental for the period of such holding over which is double the monthly installment of rent last required to be paid by Subtenant during the Sublease term, and interest thereon, as liquidated damages, and not as a penalty. Sublandlord's acceptance of any rent after holding over begins shall not be deemed to renew this Sublease nor shall this provision be deemed to be a waiver of Sublandlord's rights of re-entry or any other right hereunder resulting from Subtenant's breach of the covenant not to hold over or any other breach hereunder. Subtenant shall indemnify and hold Sublandlord harmless from and against any and all claims, losses, damages and suits arising out of such holding over.

         22. Waiver. The failure of either party to enforce any condition or provision contained herein or in the Base Lease at any time shall not be construed as a waiver of that condition or provision nor shall it operate as a forfeiture of any right of future enforcement of any such condition or provision.

         23. Accord and Satisfaction. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter

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accompanying any check or payment as rent be deemed an accord and satisfaction.
Sublandlord may accept such check or payment without prejudice to Sublandlord's right to recover the balance of such rent or pursue any other remedy provided for herein.

         24. Recording of Sublease. Upon the request of either party hereto, the other party shall join in the execution of a memorandum of the Sublease for the purpose of recordation. The party requesting execution of such a memorandum shall bear all costs for recording the same.

         25. Sale of Equipment. Sublandlord hereby agrees to sell and convey the furniture, fixtures and equipment owned by Sublandlord and located in the Leased Premises (hereinafter the "Equipment") to Subtenant on the Term Commencement Date. Subtenant agrees to accept delivery of the Equipment at the Leased Premises, whereon the Equipment is currently located, in "AS IS" condition as of the Term Commencement Date, without warranty, express or implied, including, without limitation, any warranties or representations of merchantability or fitness for a particular purpose.

         26. Termination. In the event that the Subtenant shall acquire good and marketable title to the entire Leased Premises and become the lessor under the Base Lease, then this Sublease shall terminate and be of no further force and effect from an after the date Subtenant acquires title so long and Subtenant shall terminate the Base Lease and relieve Sublandlord, it successor and assigns of and from all liabilities and obligations whatsoever under the Base Lease.

         27. Gender and Number. Words of any gender shall be held to include any other gender and words in the singular number shall be held to include the plural and vice versa, as the context may require.

         28. Headings. Headings of the sections hereof are inserted for convenience only and shall not constitute a part of this Sublease.

         29. Notice. All notices required or permitted to be given hereunder shall be in writing and sent by United States registered or certified mail, postage prepaid, return receipt requested. Addressed to the parties at the addresses first set forth above, or to such other address as the parties may direct by notice given as hereinabove provided. Notice shall be deemed given when received as evidenced by the return receipt or the date such notice is first refused, if that be the case. All Notices received by the Sublandlord from the Base Lease Lessor, or any governmental entities, concerning the subject premises shall be forthwith delivered to the Subtenant by the Sublandlord.

         30. Compliance. In addition to all its other obligations hereunder, Subtenant shall comply, at its sole cost and expense, with all applicable laws, rules, regulations and codes pertaining to the Premises or the subject matter of this Sublease, including without limitation The

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Americans with Disabilities Act, and the Comprehensive Environmental Response
Compensation and Liability Act.

         31. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to the subject matter hereof. This Agreement may not be modified except by a written instrument duly executed by the party hereto against whom the modification is sought to be enforced.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:                                    SUBLANDLORD:
                                           MANOR CARE, INC.

BY: ______________________                 BY:____________________________

__________________________                 Title: ________________________

ATTEST:                                    SUBTENANT:
                                           BOULEVARD MOTEL CORP.

BY: ______________________                 BY: ___________________________

__________________________                 Title:_________________________


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